Exhibit 99.1

NEWS RELEASE Media Contact: Gia L. Oei, 603-929-2489 E-mail: Gia.Oei@nh.fishersci.com	Investor Contact: Carolyn Miller, 603-929-2381 E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific Reports Record Sales and Earnings for 2003;

Company raises low end of 2004 EPS outlook range;
Raises cash-flow estimate

HAMPTON, N.H., Feb. 3, 2004 — Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported record sales and earnings for the full year ended Dec. 31, 2003, reflecting improving trends in its scientific-products-and-services segment, strong sales to healthcare customers and a full quarter of results from Perbio.

     “We had an outstanding year, achieving record sales, earnings and operating cash flow, despite a challenging economic environment,” said Paul M. Montrone, chairman and chief executive officer. “With an expanded life-sciences footprint, favorable market dynamics and an improving economy, we believe we are well positioned to continue our growth in 2004.”

2003 Reported Results

     Sales for the fourth quarter increased 18.8 percent to $976.5 million compared with $822.1 million in the corresponding period of 2002. Excluding the effect of foreign exchange, sales totaled $952.7 million in the fourth quarter, a 15.9 percent increase over the same quarter in 2002. Including nonrecurring costs totaling $20.9 million, net of tax ($33.2 million pre-tax), related to the Perbio acquisition and debt refinancings, fourth-quarter net income was $18.6 million, or 28 cents per diluted share, compared with $26.9 million, or 46 cents per diluted share, in the fourth quarter of 2002.

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Fisher Scientific Reports Record Sales and Earnings for 2003 — Page 2

     For the year ended Dec. 31, 2003, sales totaled $3,564.4 million, a 10.1 percent increase from sales of $3,238.4 million in 2002. Excluding the effect of foreign exchange, sales totaled $3,487.8 million in 2003, a 7.7 percent increase over the prior year. Full-year net income was $78.4 million, or $1.29 per diluted share, and includes $64.6 million, net of tax ($102.5 million pre-tax), of nonrecurring charges related to the company’s debt refinancings in the first and fourth quarters of 2003 and costs related to the Perbio transaction. Net income for the same period last year was $50.6 million, or 87 cents per diluted share, and includes $51.8 million, net of tax, of charges associated with a refinancing as well as the cumulative effect of an accounting change.

     Cash from operations for the year ended Dec. 31, 2003, totaled a record $218.0 million, reflecting an increase in earnings and continued improvements in working-capital management. Capital expenditures increased to $80.2 million, primarily the result of increased investment in the company’s U.S. distribution facilities and an acceleration of the spending associated with facility expansions at Perbio. Free cash flow, defined as cash from operations less capital expenditures, totaled $137.8 million for the year, or approximately $2.27 per diluted share.

Pro Forma Financial Results

     The following discussion excludes previously disclosed nonrecurring and restructuring charges and credits for both periods, and goodwill write-off in 2002. In the attached supplementary information tables, these items are reconciled to the most directly comparable financial measures computed in accordance with accounting principles generally accepted in the United States (GAAP).

     Income from operations for the fourth quarter increased 24.3 percent to $76.3 million compared with $61.4 million in the same quarter of 2002.

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Fisher Scientific Reports Record Sales and Earnings for 2003 — Page 3

     Fourth-quarter net income increased 49.1 percent to $39.5 million compared with net income of $26.5 million in the corresponding period of 2002, reflecting an improvement in operating income and a reduction in the effective tax rate. As previously announced, the company’s full-year effective tax rate decreased to 28 percent in the third quarter. Diluted earnings per share (EPS) were 59 cents in the fourth quarter compared with 45 cents per share in the fourth quarter of 2002.

     Income from operations for the full year increased 13.9 percent to $276.7 million from $242.9 million during 2002.

     Net income for the full year increased 39.6 percent to $143.0 million compared with net income of $102.4 million in 2002, reflecting an improvement in operating income and a reduction in both interest expense and the effective tax rate. EPS was $2.36 per diluted share in 2003 compared with $1.77 per diluted share in the prior year.

Business-Segment Results

     During the fourth quarter, the company changed its business segments to reflect the way it now manages the business and provide investors with better information and clarity regarding trends in Fisher’s principal markets. The new segments are:

1.	Scientific products and services: a global life-science business, providing products and services used for scientific-research, drug-discovery and drug-development applications. This segment manufactures and distributes a broad range of biochemicals, organic and inorganic chemicals, sera, cell-culture media, sterile liquid-handling systems, scientific instruments and equipment, safety products and other consumable supplies. In addition, this segment provides pharmaceutical services for clinical trials, combinatorial chemistry, custom-chemical synthesis, supply-chain management, and a number of other value-added services.

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Fisher Scientific Reports Record Sales and Earnings for 2003 — Page 4

2.	Healthcare products and services: manufactures and distributes a wide array of diagnostic kits and reagents, consumable supplies, equipment, instruments, and medical devices to hospitals, clinical laboratories and physicians’ offices. Additionally, this segment provides outsourced manufacturing services for diagnostic reagents, calibrators and controls to the healthcare and pharmaceutical industries.

3.	Lab Workstations: manufactures and sells state-of-the-art laboratory workstations and fume hoods and provides lab-design services for pharmaceutical and biotech customers, colleges and universities, hospitals and reference labs, and secondary schools.

     Excluding the effect of foreign exchange, sales of scientific products and services in the fourth quarter totaled $673.5 million, a 20.1 percent increase compared with the same period in 2002. Sales from the cell-culture and bioresearch divisions of Perbio and an increase in sales in the United States offset slower growth internationally.

     Operating income increased 29.1 percent to $64.7 million from $50.1 million in the corresponding period of 2002. For full-year 2003, scientific-products-and-services sales reached $2,501.0 million compared with $2,258.0 million in 2002, a 10.8 percent increase. Operating income for 2003 grew to $230.0 million, an 11.5 percent increase over the previous year.

     Healthcare sales totaled $235.0 million in the latest quarter, a 13.3 percent increase compared with the prior year’s quarter. Strong demand for products sold into clinical labs and sales from the medical-device division of Perbio boosted sales growth in the fourth quarter. For the latest quarter, operating income totaled $9.6 million compared with $7.1 million in the same period in 2002. Sales for the full year increased 8.7 percent to $877.2 million compared with $806.7 million in 2002, while full-year operating income increased to $35.7 million from $25.2 million in 2002.

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Fisher Scientific Reports Record Sales and Earnings for 2003 — Page 5

     As expected, fourth-quarter sales in the laboratory-workstations segment decreased to $50.0 million from $58.3 million in the prior year, while operating income was $1.8 million compared with $4.3 million in the corresponding quarter of 2002. The decline in sales and operating income was due to a $12 million homeland-security project in the fourth quarter of 2002 that was not repeated in 2003. Full-year sales rose to $206.1 million, up 6.3 percent from $193.9 million the prior year. Operating income declined slightly to $11.1 million in 2003 compared with $11.7 million in 2002.

     Order activity in the laboratory-workstations segment declined during the fourth quarter with backlog at approximately $105 million at year end, compared with $108 million at the end of 2002.

Special Items

•	On Oct. 21, Fisher sold $150 million of 8 percent senior subordinated notes at a dollar price of 107.5 to yield 6.75 percent maturing in 2013. Proceeds from the offering were used to retire most of the company’s 7 1/8 percent senior notes maturing in 2005.

Company Outlook

     For 2004, Fisher is raising the lower end of its previously issued full-year EPS guidance of $2.65 to $2.80 to a new range of $2.70 to $2.80. EPS estimates exclude approximately $5 million of non-cash Perbio inventory step-up amounts. The change is attributable to continued strength in the scientific-research and healthcare markets, partially offset by a first-half slowdown in the laboratory-workstations segment.

     The company continues to expect full-year revenue growth, excluding foreign-exchange effects, of approximately 10.0 percent to 12.0 percent, operating margins in the 8.6 percent to 8.8 percent range, and a 28 percent tax rate.

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Fisher Scientific Reports Record Sales and Earnings for 2003 — Page 6

     The company’s outlook for 2004 by segment follows:

Segment	Revenue Growth Rate	Operating Margin

(excluding foreign
exchange)
Scientific products and services	13.5% - 14.5%	9.9% - 10.1%
Healthcare products and services	5.5% - 6.5%	4.6% - 4.9%
Lab workstations	(5.0)% - (7.0)%	3.5% - 4.5%

     The company is raising its operating cash-flow estimate for 2004 to the $270 million to $290 million range due to continued working-capital improvements. Capital expenditures are estimated to be approximately $65 million and include facility expansion in the company’s clinical services business. Free cash flow for 2004 is projected to be $3.01 to $3.31 per share.

     For the first quarter, Fisher projects sales will increase between 12 percent and 13 percent with operating margins in the 7.7 percent to 7.9 percent range, a 40 to 60 basis-point improvement over the prior year. First-quarter EPS is expected to be in the range of 57 cents to 59 cents. This quarterly estimate reflects continued growth in our core markets — scientific research and healthcare — offset by a slowdown in first-quarter sales in the lab-workstations segment.

     For 2005, the company continues to expect EPS to be in the range of $3.20 to $3.35.

Upcoming Presentations

Fisher Scientific will present at the following conferences:

•	Merrill Lynch Global Pharmaceutical, Biotechnology and Medical Device conference, Feb. 5, at the Grand Hyatt Hotel in New York City. Access to the webcast of the presentation and the presentation slides will be available on the company’s Web site at www.fisherscientific.com the day of the conference.

•	Lehman Brothers Seventh Annual Global Healthcare Conference, March 3, at the Loews Miami Beach Hotel in Miami

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Fisher Scientific Reports Record Sales and Earnings for 2003 — Page 7

•	Robert W. Baird & Company Growth Stock Conference, May 4, at the Four Seasons Hotel in Chicago

•	Banc of America Healthcare Conference, May 20, at the Four Seasons Hotel in Las Vegas

•	Goldman Sachs Healthcare Conference, June 7-10, at the Ritz-Carlton Laguna Niguel Hotel in Dana Point, Calif.

Conference Call Scheduled

     Fisher will host a teleconference to discuss its 2003 financial results and 2004 guidance on Wednesday, Feb. 4 at 10 a.m. EST. Interested parties who would like to participate may call 800-299-8538 (passcode: 33329172). International callers should dial (+1) 617-786-2902. Following the call, an audio replay will be available for 10 days. Callers from the U.S. should dial 888-286-8010. International callers should dial (+1) 617-801-6888. The conference replay code is 70563688. The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com). The webcast may be accessed on the Investor Relations Info page and will be archived until Feb. 27.

About Fisher Scientific International Inc.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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Table 1

Fisher Scientific International Inc.
Statement of Operations
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Sales	$976.5	$822.1	$3,564.4	$3,238.4
Cost of sales	722.3	603.7	2,624.9	2,383.3
Selling, general and administrative expense	191.5	157.0	680.9	612.2
Restructuring credits	—	(0.7)	—	(2.2)

Income from operations	62.7	62.1	258.6	245.1
Interest expense	22.5	22.1	84.8	91.3
Other expense, net	18.5	0.4	77.7	12.3

Income before income taxes and cumulative effect of accounting change	21.7	39.6	96.1	141.5
Income tax provision	3.1	12.7	17.7	44.8

Income before cumulative effect of accounting change	18.6	26.9	78.4	96.7
Cumulative effect of accounting change, net of tax	—	—	—	(46.1)

Net income	$18.6	$26.9	$78.4	$50.6

Basic income per common share before cumulative effect of accounting change	$0.30	$0.49	$1.38	$1.77
Cumulative effect of accounting change	—	—	—	(0.84)

Basic net income per common share	$0.30	$0.49	$1.38	$0.93

Diluted income per common share before cumulative effect of accounting change	$0.28	$0.46	$1.29	$1.67
Cumulative effect of accounting change	—	—	—	(0.80)

Diluted net income per common share	$0.28	$0.46	$1.29	$0.87

Weighted average common shares outstanding:
Basic	62.8	54.6	56.9	54.5

Diluted	66.6	58.3	60.6	57.9

Table 2

Fisher Scientific International Inc.
Segment Results
(in millions)

		Three Months Ended		Twelve Months Ended
	December 31,			December 31,

		Growth			Growth
	2003	Rate	2002	2003	Rate	2002
Revenue
Scientific Products and Services	$696.6	24.2%	$560.9	$2,501.0	10.8%	$2,258.0
Healthcare Products and Services	235.0	13.3%	207.4	877.2	8.7%	806.7
Laboratory Workstations	50.0	-14.2%	58.3	206.1	6.3%	193.9
Eliminations	(5.1)		(4.5)	(19.9)		(20.2)

Total	$976.5	18.8%	$822.1	$3,564.4	10.1%	$3,238.4

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,

		Operating		Operating		Operating		Operating
	2003	Margin	2002	Margin	2003	Margin	2002	Margin

Operating Income
Scientific Products and Services	$64.7	9.3%	$50.1	8.9%	$230.0	9.2%	$206.2	9.1%
Healthcare Products and Services	9.6	4.1%	7.1	3.4%	35.7	4.1%	25.2	3.1%
Laboratory Workstations	1.8	3.6%	4.3	7.4%	11.1	5.4%	11.7	6.0%
Eliminations	0.2		(0.1)		(0.1)		(0.2)

Segment sub-total	76.3	7.8%	61.4	7.5%	276.7	7.8%	242.9	7.5%

Restructuring and other credits	—		(0.7)		—		(2.2)
Inventory step-up	13.6		—		18.1		—

Operating income	$62.7	6.4%	$62.1	7.6%	$258.6	7.3%	$245.1	7.6%

Table 3

Fisher Scientific International Inc.
Condensed Balance Sheet
(in millions)

	December 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$83.8	$38.8
Accounts receivable, net	432.7	358.0
Inventories	355.4	267.8
Other current assets	138.9	104.8

Total current assets	1,010.8	769.4
Property, plant and equipment	440.9	332.7
Goodwill	1,006.9	508.1
Other assets	400.8	261.2

Total assets	$2,859.4	$1,871.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$12.0	$23.9
Accounts payable	377.7	347.9
Accrued and other current liabilities	258.8	211.5

Total current liabilities	648.5	583.3
Long-term debt	1,386.1	921.8
Other liabilities	249.4	232.8

Total liabilities	2,284.0	1,737.9

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	0.6	0.5
Capital in excess of par value	964.5	676.4
Accumulated deficit	(426.5)	(504.9)
Accumulated other comprehensive income (loss)	40.0	(37.5)
Treasury stock, at cost	(3.2)	(1.0)

Total stockholders’ equity	575.4	133.5

Total liabilities and stockholders’ equity	$2,859.4	$1,871.4

Table 4

Fisher Scientific International Inc.
Condensed Statement of Cash Flows
(in millions)

	Twelve Months Ended
	December 31,

	2003	2002

Cash flows from operating activities:
Net income	$78.4	$50.6
Depreciation and amortization	82.8	74.9
Other adjustments to reconcile net income to cash provided by operating activities	84.2	47.3
Cumulative effect of accounting change	—	46.1
Changes in working capital and other assets and liabilities	(27.4)	(59.6)

Cash provided by operating activities	218.0	159.3

Cash flows from investing activities:
Acquisitions, net of cash acquired	(672.0)	(61.1)
Capital expenditures	(80.2)	(43.9)
Other investing activity	(14.2)	(0.4)

Cash used in investing activities	(766.4)	(105.4)

Cash flows from financing activities:
Proceeds from sale of common stock	260.6	—
Net change in debt	376.6	(91.2)
Other financing activity	(53.5)	(3.4)

Cash provided by (used in) financing activities	583.7	(94.6)

Effect of exchange rate changes on cash	9.7	4.4
Net change in cash and cash equivalents	45.0	(36.3)

Cash and cash equivalents — beginning of period	38.8	75.1

Cash and cash equivalents — end of period	$83.8	$38.8

Table 5

Fisher Scientific International Inc.
Statement of Operations
Supplementary Information
(in millions, except per share data)

	Three Months Ended

	December 31, 2003				December 31, 2002

	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Sales	$976.5	$—		$976.5	$822.1	$—		$822.1
Cost of sales	722.3	(13.6	)(a)	708.7	603.7	—		603.7
Selling, general and administrative expense	191.5	—		191.5	157.0	—		157.0
Restructuring credits	—	—		—	(0.7)	0.7	(d)	—

Income from operations	62.7	13.6		76.3	62.1	(0.7)		61.4
Interest expense	22.5	—		22.5	22.1	—		22.1
Other (income) expense, net	18.5	(19.6	)(b)	(1.1)	0.4	—		0.4

Income before income taxes	21.7	33.2		54.9	39.6	(0.7)		38.9
Income tax provision	3.1	12.3	(c)	15.4	12.7	(0.3	)(e)	12.4

Net income	$18.6	$20.9		$39.5	$26.9	$(0.4)		$26.5

Diluted net income per common share	$0.28	$0.31		$0.59	$0.46	$(0.01)		$0.45

Diluted weighted average common shares outstanding	66.6	66.6		66.6	58.3	58.3		58.3

(a)	Represents a charge associated with the step-up of inventory to fair value at the date of acquisition.

(b)	Represents charges associated with call premiums and the write-off of deferred financing fees.

(c)	Represents an adjustment for the incremental tax benefit associated with items (a) and (b).

(d)	Represents a restructuring credit.

(e)	Represents an adjustment for the incremental tax expense associated with item (d).

Table 6

Fisher Scientific International Inc.
Statement of Operations
Supplementary Information
(in millions, except per share data)

	Twelve Months Ended

	December 31, 2003				December 31, 2002

	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted

Sales	$3,564.4	$—		$3,564.4	$3,238.4	$—		$3,238.4
Cost of sales	2,624.9	(18.1	)(a)	2,606.8	2,383.3	—		2,383.3
Selling, general and administrative expense	680.9	—		680.9	612.2	—		612.2
Restructuring credits	—	—		—	(2.2)	2.2	(e)	—

Income from operations	258.6	18.1		276.7	245.1	(2.2)		242.9
Interest expense	84.8	(2.8	)(b)	82.0	91.3	—		91.3
Other expense, net	77.7	(81.6	)(c)	(3.9)	12.3	(11.2	)(f)	1.1

Income before income taxes and cumulative effect of accounting change	96.1	102.5		198.6	141.5	9.0		150.5
Income tax provision	17.7	37.9	(d)	55.6	44.8	3.3	(g)	48.1

Income before cumulative effect of accounting change	78.4	64.6		143.0	96.7	5.7		102.4
Cumulative effect of accounting change, net of tax	—	—		—	(46.1)	46.1		—

Net income	$78.4	$64.6		$143.0	$50.6	$51.8		$102.4

Diluted income per common share before cumulative effect of accounting change	$1.29	$1.07		$2.36	$1.67	$0.10		$1.77
Cumulative effect of accounting change	—	—		—	(0.80)	0.80		—

Diluted net income per common share	$1.29	$1.07		$2.36	$0.87	$0.90		$1.77

Diluted weighted average common shares outstanding	60.6	60.6		60.6	57.9	57.9		57.9

(a)	Represents a charge associated with the step-up of inventory to fair value at the date of acquisition.

(b)	Represents a bridge financing commitment fee associated with the Perbio acquisition.

(c)	Represents charges associated with call premiums, the write-off of deferred financing fees and options to hedge foreign currency exposures related to the Perbio acquisition.

(d)	Represents an adjustment for the incremental tax benefit associated with items (a) through (c).

(e)	Represents a restructuring credit.

(f)	Represents charges associated with call premiums and the write-off of deferred financing fees.

(g)	Represents an adjustment for the incremental tax benefit associated with items (e) and (f ).

Table 7

Fisher Scientific International Inc.
Supplementary Information
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net income	$18.6	$26.9	$78.4	$50.6
Income tax provision	3.1	12.7	17.7	44.8
Interest expense	22.5	22.1	84.8	91.3
Depreciation and amortization	24.6	18.3	82.8	74.9
Amortization of deferred financing fees	(0.8)	(1.3)	(3.4)	(5.4)
Inventory step-up	13.6	—	18.1	—
Cost of refinancing and financial instruments	19.6	—	81.6	11.2
Restructuring credits	—	(0.7)	—	(2.2)
Cumulative effect of accounting change	—	—	—	46.1

Adjusted EBITDA	$101.2	$78.0	$360.0	$311.3

Table 8

Fisher Scientific International Inc.
Reclassified Segment Results
Supplementary Information
(in millions)

	2003

Revenue	First	Second	Third	Fourth	Year

Scientific Products and Services	$572.2	$599.4	$632.8	$696.6	$2,501.0
Healthcare Products and Services	216.0	213.6	212.6	235.0	877.2
Laboratory Workstations	49.9	55.8	50.4	50.0	206.1
Eliminations	(4.7)	(4.3)	(5.8)	(5.1)	(19.9)

Total	$833.4	$864.5	$890.0	$976.5	$3,564.4

Operating Income
Scientific Products and Services	$48.5	$54.3	$62.5	$64.7	230.0
Healthcare Products and Services	9.8	9.0	7.3	9.6	35.7
Laboratory Workstations	2.6	3.8	2.9	1.8	11.1
Eliminations	(0.1)	(0.1)	(0.1)	0.2	(0.1)

Segment sub-total	60.8	67.0	72.6	76.3	276.7

Restructuring and other credits	—	—	—	—	—
Inventory step-up	—	—	4.5	13.6	18.1

Operating income	$60.8	$67.0	$68.1	$62.7	$258.6

	2002

Revenue	First	Second	Third	Fourth	Year

Scientific Products and Services	$541.1	$568.3	$587.7	$560.9	$2,258.0
Healthcare Products and Services	197.2	199.7	202.4	207.4	806.7
Laboratory Workstations	42.6	47.3	45.7	58.3	193.9
Eliminations	(5.4)	(5.4)	(4.9)	(4.5)	(20.2)

Total	$775.5	$809.9	$830.9	$822.1	$3,238.4

Operating Income
Scientific Products and Services	$45.8	$51.9	$58.4	$50.1	206.2
Healthcare Products and Services	6.2	6.4	5.5	7.1	25.2
Laboratory Workstations	1.7	2.8	2.9	4.3	11.7
Eliminations	0.1	0.1	(0.3)	(0.1)	(0.2)

Segment sub-total	53.8	61.2	66.5	61.4	242.9

Restructuring and other credits	—	(1.5)	—	(0.7)	(2.2)

Operating income	$53.8	$62.7	$66.5	$62.1	$245.1